AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement”) is by and between ReWalk Robotics, Inc. (“ReWalk” or “the Company”), with its principal place of business located in Marlborough, Massachusetts, and John V. Hamilton (“Employee”), who resides in Foxboro, Massachusetts

WHEREAS, Employee was employed by ReWalk until January 31, 2017, on which date such employment ended; and

WHEREAS, ReWalk is willing to provide to Employee certain benefits upon the termination of his employment with ReWalk; and

WHEREAS, Employee acknowledges that the benefits being provided to him by ReWalk are in addition to any benefits to which he might otherwise be entitled.

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.    Subject to the provisions of this Agreement, ReWalk shall provide the following severance benefits to Employee:

(a)    A Consultant Agreement in the form attached hereto as Exhibit A. Employee acknowledges and agrees that, if he accepts and does not revoke this Agreement, he shall not be entitled to any of the severance benefits described in Section 9(b) of his Employment Agreement with ReWalk dated June 18, 2012 (the “Employment Agreement”).

(b)
Employee has the option to elect to continue health and dental insurance coverage in accordance with the provisions of COBRA, or he may elect to enroll in health insurance coverage through an “Exchange” under the Affordable Care Act. Should Employee elect continuation of coverage either under COBRA or an Exchange, ReWalk will reimburse him in an amount equal to 100% of his health and dental insurance premium payment covering the period from January 27, 2017 through December 31, 2017 or the termination of his Consultant Agreement, whichever comes first. After such period, if Employee has elected COBRA coverage, such medical and dental insurance coverage shall be continued only to the extent required by COBRA and provided that he timely pays the full amount of each COBRA premium payment. If he has elected coverage via the Exchange, his coverage shall continue only to the extent he complies with the requirements set forth by the Exchange with respect to payment of premiums.

2.    In consideration of the foregoing, Employee, for himself, his heirs, administrators, executors and assigns, with full understanding of the content and legal effect of this Release, hereby releases, discharges, indemnifies and holds harmless ReWalk and any of its related or affiliated entities, and its or their officers, partners, directors, shareholders, members, agents, employees, attorneys, successors and assigns (individually and in their representative capacities, all of the foregoing being referred to herein as the “Releasees”), from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Employee now has or ever had against the Releasees, arising to the date of this Agreement including, without limitation on the foregoing, those arising out of or in any manner relating to Employee’s employment or Employment Agreement with ReWalk or the termination of his employment or Employment Agreement by ReWalk, or those arising from any other dealings with Releasees, including, without limitation, any claim for reinstatement, back or future pay, bonuses, fringe benefits, medical expenses, relocation expenses, outplacement services, attorneys’ fees, expenses, or compensatory, consequential or exemplary damages; any and all claims under federal, state and local laws which prohibit discrimination (including, without limitation, claims of discrimination based on race, religion, national origin, sex, age, disability or handicap, sexual orientation and gender identity); the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA); including but not limited to any and all claims under any other state, federal or municipal law, statute, public policy, order, or regulation affecting or relating to the claims or rights of employees and including any and all claims of fraud, misrepresentation and loss of consortium; and all claims and suits in tort or contract.

This release of claims specifically includes, but is not limited to, all claims and rights under the Massachusetts Wage Act, M.G.L. Chapter 149, §§148, 150, et seq. and M.G.L. Chapter 151, Section 1, et seq., all as amended, including, but not limited to, any claims regarding vacation pay, which Employee has, or ever had against the Releasees arising to the date of this Agreement, and all other wage and benefit claims arising out of or otherwise related to Employee’s employment, or separation from employment, with ReWalk.
The recitation of specific claims in this Section is without prejudice to the general release in this Section and is not intended to limit the scope of the general release. This release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Employee from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. Employee understands and agrees, however, that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any such agency proceeding in which he so participates, including any proceeding in which claims resolved by the terms of this Agreement may be further adjudicated.

3.    Waiver of Rights and Claims Under the ADEA. Since Employee is 40 years of age or older, he is hereby informed, in writing, that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA).
(a)Waiver in Exchange for Consideration. Employee agrees that, in exchange for the consideration described in Section 1 of this Agreement, consideration to which he would not otherwise be entitled to receive, he specifically and voluntarily waives such rights and/or claims under the ADEA he might have against the Company to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b)    No Waiver of Claims Arising After Execution of Agreement. Employee understands and agrees that he is not waiving any rights or claims under the ADEA that may arise after the date this Agreement is executed.
(c)    Knowing and Voluntary. Employee agrees that he has carefully read and fully understands all of the provisions of this Agreement, and that he knowingly and voluntarily agrees to all of the terms set forth in this Agreement. Employee acknowledges that, in entering into this Agreement, he is not relying on any representation, promise or inducement made by the Company or its attorneys, with the exception of those promises described in this document.
(d)    Review. Employee understands that he has forty-five (45) days in which to consider this Agreement prior to signing it, but may waive all or part of the review period if he chooses. Employee acknowledges that any changes to this Agreement, material or otherwise, do not restart the forty-five (45) day review period.
(e)    Revocation. Employee understands further that, once he has signed this Agreement, he has seven (7) days in which to revoke it. Employee understands that such seven‑day period is mandatory and may not be waived. Employee understands and agrees that any notice of revocation he may wish to make must be in writing and received by ReWalk’s Director of Human Resources, Judy Kula, within the seven-day revocation period. Employee further understands that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the seven-day revocation period has expired.
(f)    Effective Date. The Effective Date of this Agreement will be the eighth day after Employee signs it. If the Company does not receive Employee’s written notice that he is exercising his right of revocation within the seven-day revocation period, the Agreement will automatically become effective as of the Effective Date.
(g)    Information Regarding Layoffs. As required by the Older Workers Benefit Protection Act, Exhibit B of this Agreement contains the following information:
(i)    The organizational units which are covered by this layoff/severance program, and the program’s eligibility factors;
(ii)  The job titles and ages of all employees selected for this program; and
(iii)  The job titles and ages of all employees in the affected organizational units who have not been selected for this program.
4.    The severance benefits provided in Section 1 above shall be a complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Releasees to Employee, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys’ fees, or other costs or sums.

5.    Employee acknowledges, reaffirms and agrees to abide by his Confidentiality and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit C, to the extent the provisions of that agreement are not prohibited by law.

6.    Employee represents and warrants that he has returned to ReWalk any and all property of ReWalk, including any files, books, manuals, keys, software, files, documents or equipment, which was in his possession, custody or control. Employee also represents and warrants that he has deleted any and all software and electronically-stored data which is the property of ReWalk and which may be contained on Employee’s home computer or other electronic device.

7.    Employee agrees not to disclose the existence, provisions, terms or conditions of this Agreement to any person, unless required by law or compelled by legal process, except that disclosure may be made by Employee to his immediate family, attorney and/or tax advisor and/or as may be necessary for him to seek unemployment benefits. The continued confidentiality of this Agreement and its terms is of the essence.

8.    Employee agrees that he will not make any negative, embarrassing or disparaging statements, either verbal or written, about ReWalk, any of its affiliated entities, and any of its or their officers, employees, directors or shareholders. To the extent that ReWalk receives any inquiries from prospective employers concerning Employee’s employment with ReWalk, ReWalk shall respond to each such inquiry by informing the inquirer only of Employee’s dates of employment and position held.

9.    It is understood and agreed by Employee that this Agreement and any payment made or action taken pursuant to this Agreement do not constitute and are not to be construed as an admission by ReWalk of liability of any kind to Employee or that any action taken with respect to Employee was unlawful or wrongful.

10.    This Agreement shall be binding upon Employee, ReWalk and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Employee, ReWalk and the Releasees and each of them, and to their respective heirs, administrators, representatives, executors, successors and assigns.

11.    If any portion or provision of this Agreement is held unconstitutional, invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

12.    This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matters contained in this Agreement. This Agreement replaces and supersedes any and all prior agreements, except for any other agreement which may be specifically referenced above, between the parties. Employee acknowledges that he has not executed this Agreement in reliance upon any representation or promise not contained in this Agreement. This Agreement cannot be modified, except by a written instrument signed by both parties.
13.    This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions. Any claims or legal actions by one party against the other for alleged breach of this Agreement shall be commenced and maintained in a state or federal court located in Massachusetts, and each party hereby submits to the jurisdiction and venue of any such court.

14.    Employee acknowledges that he has read and fully understands the terms of this Agreement; that, by this Agreement, he has been advised by ReWalk to consult with an attorney prior to executing this Agreement; that he has consulted and received the advice of counsel regarding same or has had sufficient time and opportunity to do so; and that he has executed this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal, as of the day and year first above written.

EMPLOYEE

/s/ Judy Kula	1/24/2017	/s/ John V. Hamilton	1/24/2017
Witness	Date	John V. Hamilton	Date

REWALK ROBOTICS, INC.

/s/ Judy Kula	1/24/2017	/s/ Larry J. Jasinski	1/24/2017
Witness	Date	By: Lawrence J. Jasinski	Date